CONFIDENTIAL     EXECUTION VERSION

LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT
BY AND BETWEEN
SIRIUSPOINT AMERICA INSURANCE COMPANY
AND
CLARENDON NATIONAL INSURANCE COMPANY
DATED AS OF OCTOBER 1, 2024

CONFIDENTIAL     EXECUTION VERSION

NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1
SECTION 1.1    Definitions.    1
ARTICLE II REINSURANCE CEDED    8
SECTION 2.1    Reinsurance Coverage.    8
SECTION 2.2    Follow the Fortunes..    8
SECTION 2.3    Contract Changes.    8
SECTION 2.4    Territory.    8
SECTION 2.5    Inuring Reinsurance.    8
SECTION 2.6    Exclusions.    8
ARTICLE III REINSURANCE CONSIDERATION    9
SECTION 3.1    Reinsurance Premium.    9
SECTION 3.2    Net Subject Premium Adjustment.    9
ARTICLE IV ADMINISTRATION    10
SECTION 4.1    Administration.    10
SECTION 4.2    Reports and Settlements.    10
ARTICLE V BOOKS AND RECORDS    11
SECTION 5.1    Access to Books and Records.    11
ARTICLE VI DURATION AND TERMINATION    12
SECTION 6.1    Duration and Termination    12
SECTION 6.2    Effect of Termination.    12
ARTICLE VII SPECIAL TERMINATION    12
SECTION 7.1    Recapture Events.    12
SECTION 7.2    Recapture Effective Time.    13
SECTION 7.3    Payment of Recapture Amount.    13
SECTION 7.4    Inspection Rights.    13
SECTION 7.5    Dispute Resolution for Termination and Recapture Matters.    13
ARTICLE VIII INSOLVENCY    14
SECTION 8.1    Insolvency of the Cedent.    14
ARTICLE IX FUNDS WITHHELD ACCOUNT    15
    i

SECTION 9.1    Funds Withheld Account.    15
SECTION 9.2    Funds Withheld Account Balance.    15
SECTION 9.3    Funds Withheld Account Excess    15
SECTION 9.4    Interest Credit..    16
SECTION 9.5    Funds Withheld Account Deductions.    16
ARTICLE X SECURITY    16
SECTION 10.1    Security    16
SECTION 10.2    Eligible Letters of Credit.    16
SECTION 10.3    Draw upon Eligible Letters of Credit.    17
SECTION 10.4    Return upon Termination.    18
ARTICLE XI SALVAGE AND SUBROGATION    18
SECTION 11.1    Salvage and Subrogation.    18
SECTION 11.2    Expenses.    18
ARTICLE XII REGULATORY REQUIREMENTS    18
SECTION 12.1    Regulatory Requirements.    18
ARTICLE XIII ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS    18
SECTION 13.1    Errors and Omissions    18
SECTION 13.2    Cooperation    19
SECTION 13.3    Regulatory Matters.    19
SECTION 13.4    Changes to Existing Agreements.    19
ARTICLE XIV INDEMNIFICATION    19
SECTION 14.1    Reinsurer’s Obligation to Indemnify..    19
SECTION 14.2    Cedent’s Obligation to Indemnify.    19
ARTICLE XV MISCELLANEOUS PROVISIONS    20
SECTION 15.1    Notices.    20
SECTION 15.2    Entire Agreement    21
SECTION 15.3    Waiver and Amendment.    21
SECTION 15.4    Successors and Assigns.    21
SECTION 15.5    Headings.    21
SECTION 15.6    Dispute Resolution.    21
SECTION 15.7    Governing Law..    23
    ii

SECTION 15.8    Enforcement of Arbitration Award; Service of Suit.    23
SECTION 15.9    No Third Party Beneficiaries..    24
SECTION 15.10    Counterparts..    24
SECTION 15.11    Severability..    25
SECTION 15.12    Offset..    25
SECTION 15.13    Waiver of Duty of Utmost Good Faith..    25
SECTION 15.14    Currency..    25
SECTION 15.15    Interpretation..    25
SECTION 15.16    Representation..    26

Exhibits and Attachments

EXHIBIT A - Accounting Report
Schedule I – Inuring Reinsurances
Schedule II – List of Eligible Letter of Credit Banks

Schedule III – Ultimate Net Loss
    iii

LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT
This LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT, dated October 1, 2024 (this “Agreement”), is made and entered into by and between SiriusPoint America Insurance Company, a New York insurance company (the “Cedent”), and Clarendon National Insurance Company, a Texas insurance company (the “Reinsurer”). In this Agreement, the Cedent and the Reinsurer are referred to individually as a “Party” and together as the “Parties.”
WHEREAS, the Cedent and the Reinsurer entered into a Master Agreement dated April 30, 2024 (the “Master Agreement”), pursuant to which the Parties agreed to enter into this Agreement on the Closing Date; and
WHEREAS, pursuant to this Agreement, the Cedent will cede, and the Reinsurer will assume, one hundred percent (100%) of the risks and liabilities with respect to the Subject Business net of Inuring Reinsurance, subject to the Aggregate Limit and the other terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:
Article I
DEFINITIONS
SECTION I.1Definitions. The following terms shall have the meanings ascribed to them below:
“Accounting Report” means the report in the form attached hereto as Exhibit A.
“Acquisition Costs” means the [*****] fee payable, pursuant to the PMA, by the Cedent to [*****] and/or any of its Affiliates.
“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case by or before a Governmental Authority.
“Actuarial Firm” has the meaning set forth in Section 7.5(b).
“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, by and between the Cedent and the Administrator.
“Administrator” means Enstar (US) Inc., a Delaware corporation.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with,

such specified Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Limit” means an amount equal to (i) USD $600,000,000, minus (ii) the Interim Paid UNL, plus (iii) the amount of the Net Subject Premium Adjustment.
“Agreement” has the meaning set forth in the Preamble.
“Allocated Loss Adjustment Expenses” means expenses and costs assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims under the SP Contracts, regardless of how such expenses are classified for statutory reporting purposes. Without limiting the foregoing, “Allocated Loss Adjustment Expenses” shall include all costs and expenses incurred in connection with the administration of the Subject Business, including, but not limited to, declaratory judgment expense, interest on judgments, Third Party Administrator Expenses and any other expenses of outside adjusters and consultants, expenses and a pro rata share of salaries of the Cedent’s field employees and expenses of other employees of the Cedent who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Agreement; provided, that “Allocated Loss Adjustment Expenses” shall not include (i) ordinary course salaries payable to the Cedent’s employees or agents or (ii) administrative costs related to office space, overhead or supplies.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to either Party, and any Order, writ, injunction, directive, judgment or decree of a Governmental Authority of competent jurisdiction applicable to either Party.
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of a Party or its Affiliates to the extent relating to the Subject Business or this Agreement, including: (i) administrative records, (ii) claim records, (iii) policy and reinsurance contract files, (iv) sales records, (v) underwriting records and (vi) accounting records, but, excluding: (a) Tax Returns, (b) files, records, data and information with respect to employees or any employee benefit plan, (c) any materials or other information the disclosure or transfer of which would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the disclosing Party to liability for disclosure of sensitive or personal information and (d) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement; provided, that if any such records, information or data (or any portion thereof) referred to in the foregoing subclauses (i) to (vi) above do not relate to the Subject Business, such information shall not constitute “Books and Records” for purposes of this Agreement. Notwithstanding the foregoing, any records, information or data (or any portion thereof) related to the foregoing subclauses (i) to (vi) above that are maintained by [*****], [*****] or a non-Affiliate of the Cedent shall only constitute “Books and Records” for purposes of this Agreement if the Cedent has access to such records, information or data and has the right to give the Reinsurer access to such records, information or data.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York City, New York or Hamilton, Bermuda are required or authorized by law to be closed.
“Carried Reserves” means the net carried reserves, including claims reserves and unearned premium reserves, of the Cedent with respect to the Ultimate Net Loss, determined by the Cedent (i) in accordance with Applicable Law and applicable accounting rules, consistently applied, and (ii) without regard to reinsurance ceded by the Cedent to any of its Affiliates, as applicable at any time, with respect to the Subject Business. For purposes of this Agreement, “Carried Reserves” shall not, at any time, exceed the Aggregate Limit minus Ultimate Net Loss paid by the Reinsurer.
“Cedent” has the meaning set forth in the Preamble.
“Cedent’s IRR Report” has the meaning set forth in Section 4.2(a).
“Closing” has the meaning set forth in the Master Agreement.
“Closing Date” has the meaning set forth in the Master Agreement.
“Collateral Funding Amount” has the meaning set forth in Section 10.2(a).
“[*****]” means [*****], a [*****] corporation.
“Covered Losses” means (i) Ultimate Net Loss, (ii) Reinsured Extra Contractual Obligations and (iii) Reinsured Loss in Excess of Policy Limits, in each case payable on or after the Effective Date regardless of when incurred; provided, however, that Covered Losses shall not include any Excluded Liabilities.
“Damages” has the meaning set forth in Section 14.1.
“Disputed Item” has the meaning set forth in Section 7.5(a).
“Domicile” means the jurisdiction in which a particular entity is domiciled.
“Effective Date” means 12:01 a.m. Eastern Time on the Closing Date.
“Eligible Letter of Credit” means any letter of credit for the benefit of the Cedent to secure the Reinsurer’s obligations under this Agreement which satisfies statutory credit for reinsurance requirements under the New York Insurance Law and is issued by an Eligible Letter of Credit Bank.

“Eligible Letter of Credit Bank” means (i) any of the institutions listed on Schedule II attached hereto provided that such institutions remain listed on the NAIC List of Qualified U.S. Financial Institutions or (ii) another institution listed on the NAIC List of Qualified U.S. Financial Institutions that is proposed by the Reinsurer and approved by the Cedent (such approval not to be unreasonably withheld); provided in either case that an institution that is removed or reasonably expected to be removed from the NAIC List of Qualified U.S. Financial Institutions shall no longer be an “Eligible Letter of Credit Bank”.
“Equivalent Capital Credit” means, as determined by the Cedent in its sole discretion, substantially identical capital treatment or credit of the Guarantee by rating agencies and regulators, including, but not limited to, Fitch Ratings, Inc., Standard and Poor’s Rating Service, A.M. Best Company, Inc., Moody’s Investors Services, the Bermuda Monetary Authority and the New York Department of Financial Services, to that capital treatment or credit the Cedent would otherwise receive, ceteris paribus, for any Eligible Letters of Credit posted by the Reinsurer under this Agreement.
“Estimated Reinsurance Premium” has the meaning set forth in the Master Agreement.
“Excluded Liabilities” has the meaning set forth in Section 2.6.
“Extra Contractual Obligations” means all liabilities for fines, penalties, Taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, payable to any person or obligations arising out of or relating to, but not arising under the express terms and conditions of, the SP Contracts, which liabilities arise out of, or result from, the actual or alleged negligence, oppression, malice, fraud, fault, wrongdoing, bad faith or failure to comply with Applicable Law, including, without limitation, any such act, error or omission relating to (i) the form, design, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the SP Contracts, (ii) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the SP Contracts, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the SP Contracts, whether or not intentional, negligent or in bad faith.
“FA” has the meaning set forth in the Master Agreement.
“FAA” has the meaning set forth in Section 15.6(a).
“Financial Statements” means audited statutory financial statements of Cedent as required to be filed with applicable insurance Governmental Authorities.
“Full Statutory Reserve Credit” means one hundred percent (100%) credit for the reinsurance ceded by the Cedent to the Reinsurer under this Agreement as reported by Cedent in its (i) Financial Statements as filed by the Cedent in its Domicile and/or (ii) supplemental statutory statements filed by the Cedent in each state where the Cedent is licensed and required to file supplemental statements.
“Funding Report” has the meaning set forth in Section 10.2(a).
“Funds Withheld Account” has the meaning set forth in Section 9.1.
“Funds Withheld Account Balance” means, at any time, the value of the Funds Withheld Account; provided that upon recapture of this Agreement the Funds Withheld Account Balance shall be reduced in accordance with Section 7.3.
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“Gross Subject Premium” means the aggregate premiums collected by the Cedent for the Subject Business, inclusive of any audit premium and other premium adjustments (in each case, whether positive or negative); provided that no deductions are applied concerning applicable Acquisition Costs or the costs of applicable Inuring Reinsurance Premium.
“Guarantee” means the Guarantee Agreement substantially in the form of Exhibit D to the Master Agreement.
“Guarantor” means Enstar Group Limited, a Bermuda exempted company.
“Initial Closing Statement” has the meaning set forth in the Master Agreement.
“Insolvency Event” means, in respect of a Person, the winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that Person or the appointment of an Insolvency Practitioner in respect of that Person or any similar or analogous process.
“Insolvency Practitioner” means a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer.
“Interest Credit” has the meaning set forth in Section 9.4.
“Interim Paid UNL” means the aggregate amount of Ultimate Net Loss recorded as paid by the Cedent in its Financial Statements from the Valuation Date through and including the Effective Date; provided, however, that (i) if any amount that would be “Ultimate Net Loss” as defined herein is included as paid by the Cedent prior to the Valuation Date in Schedule III attached hereto, it shall not constitute Ultimate Net Loss for purposes of calculating Interim Paid UNL, and (ii) if any amount that would be “Ultimate Net Loss” as defined herein is not included as paid by the Cedent prior to the Valuation Date in Schedule III attached hereto, it shall constitute Ultimate Net Loss for purposes of calculating Interim Paid UNL.

“Inuring Reinsurance” means those outwards reinsurance coverages set forth in Schedule I as applicable to the Subject Business on or after the Valuation Date, which shall be deemed to be in force for the purposes of calculating the Ultimate Net Loss and the Interim Paid UNL and shall include the coverage provided upon payment of any reinstatement premium.
“Inuring Reinsurance Premium” means the premiums, including reinstatement premiums and any future ceding commission adjustments, for the Inuring Reinsurance.
“Inuring Reinsurance Recoverables” means amounts paid or payable, or deemed paid or payable, by the reinsurers under Inuring Reinsurance.
“Loss in Excess of Policy Limits” means one hundred percent (100%) of damages payable in excess of the policy limit as a result of alleged or actual negligence, willful misconduct, fraud, or bad faith in failing to settle and/or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action.
“Master Agreement” has the meaning set forth in the Recitals.
“Net Subject Premium Adjustment” means the greater of (i) USD $0 and (ii) the amount by which the total Gross Subject Premium exceeds USD $[*****] with such excess amount reduced by applicable Acquisition Costs and the costs of applicable Inuring Reinsurance Premium applied to such excess, in each case as of the date of calculation.
“Notice of Disagreement” has the meaning set forth in Section 7.5(a).
“Operating Principles” means Exhibit A to the Administrative Services Agreement.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.
“[*****]” means [*****], a Delaware corporation.
“PMA” means that certain Second Amended and Restated Program Manager Agreement, as amended or restated from time to time prior to the date hereof, by and between [*****] and the Cedent, dated as of December 1, 2022.
“Policy Year(s)” means the year of the policy effective date of any SP Contract.
“Recapture Amount” means an amount equal to [*****] percent ([*****]%) of the Carried Reserves as of the Recapture Effective Time.

“Recapture Effective Time” has the meaning set forth in Section 7.2.
“Recapture Event” has the meaning set forth in Section 7.1.
“Reinsurance Premium” means an amount equal to (i) USD $400,000,000, minus (ii) the Interim Paid UNL, plus (iii) the Net Subject Premium Adjustment.
“Reinsured Extra Contractual Obligations” means Extra Contractual Obligations that arise out of any act, error or omission in the administration of the Subject Business after the Closing Date by the Reinsurer, its Affiliates, the Administrator or any duly appointed subcontractor or other service provider under the terms of the Administrative Services Agreement and/or the FA.
“Reinsured Loss in Excess of Policy Limits” means Loss in Excess of Policy Limits that arises out of any act, error or omission in the administration of the Subject Business after the Closing Date by the Reinsurer, its Affiliates, the Administrator or any duly appointed subcontractor or other service provider under the terms of the Administrative Services Agreement and/or the FA.
“Reinsurer” has the meaning set forth in the Preamble.
“Representative” means, with respect to any Person, such Person’s officers, directors, employees, managing directors, authorized board observers, agents, advisors, attorneys or consultants of such Person or an Affiliate of such Person.
“Resolution Period” has the meaning set forth in Section 7.5(b).
“Salvage” has the meaning set forth in Section 11.2.
“SP Contracts” means those insurance contracts, binders, slips, covers or other agreements of insurance, including supplements, riders, amendments, addendums and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, which were written by the Cedent with respect to the Subject Business prior to the Valuation Date.
“Subject Business” means those certain workers’ compensation insurance contracts issued by the Cedent for Policy Years 2018 to 2023, including addenda and endorsements thereto, directly written by [*****] with delegated authority from the Cedent.
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Terminal Accounting and Settlement Report” means a report in the form attached hereto as Exhibit A.
“Third Party Administrator Expenses” means all amounts paid or payable to third party administrators on or after the Effective Date in connection with the administration of the SP Contracts.
“Transaction Agreements” has the meaning set forth in the Master Agreement.
“Ultimate Net Loss” means (i) all amounts paid or payable by or on behalf of the Cedent with respect to claims under the SP Contracts, including, for the avoidance of doubt, (a) Allocated Loss Adjustment Expenses, (b) Third Party Administrator Expenses, (c) liabilities incurred by the Cedent related to premium to be earned on in-force SP Contracts, and (d) escheat and unclaimed property liabilities arising under the SP Contracts whether occurring prior to, on or after the Effective Date, in each case, net of Inuring Reinsurance Recoverables and excluding all Excluded Liabilities; less (ii) Salvage, subrogation and other recoverables received by or on behalf of the Cedent with respect thereto.
“Unresolved Items” has the meaning set forth in Section 7.5(b).
“Valuation Date” means December 31, 2023.
Article II
REINSURANCE CEDED
SECTION II.1Reinsurance Coverage. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, the Cedent shall cede to the Reinsurer, and the Reinsurer shall reinsure, one hundred percent (100%) of all Covered Losses payable on or after the Closing Date; provided that the liability of the Reinsurer on a paid loss basis with respect to the Ultimate Net Loss shall not exceed the Aggregate Limit.
SECTION II.2Follow the Fortunes. The Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Cedent, and the reinsurance coverage for which the Reinsurer shall be liable under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and good faith waivers and to the same modifications, commutations, alterations and cancellations, as the respective SP Contracts to which liability under this Agreement attaches, subject to the terms, conditions and provisions set forth herein. The Reinsurer shall, in each and every case to which liability under this Agreement attaches, follow the fortunes and settlements of the Cedent, and the Reinsurer shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the Cedent, subject to the terms, conditions and provisions set forth herein.

SECTION II.3Contract Changes. The Reinsurer shall reinsure one hundred percent (100%) of any Covered Losses resulting from any changes in the terms or conditions of any SP Contract that are required by Applicable Law or any Governmental Authority or otherwise agreed to in writing by the Reinsurer, in each case, whether incurred before, on or after the Effective Date.
SECTION II.4Territory. The reinsurance provided under this Agreement shall be coextensive with the territory of the SP Contracts.
SECTION II.5Inuring Reinsurance. The Subject Business will be ceded to the Reinsurer net of any and all Inuring Reinsurance Recoverables. The Inuring Reinsurance shall be deemed to be in place for the Subject Business for purposes of this Agreement. The Cedent shall provide such information to the Reinsurer with respect to its calculation of the Inuring Reinsurance Recoverables as the Reinsurer shall reasonably request.
SECTION II.6Exclusions. Notwithstanding any provision of this Agreement to the contrary, Covered Losses and the reinsurance under this Agreement shall not include:
(a)Any sum paid prior to the Closing Date in settlement or payment of any liability or obligation arising from any of the SP Contracts (provided, however, that the foregoing exclusion shall not operate to limit the calculation of Interim Paid UNL; provided further that any Ultimate Net Loss paid after the Valuation Date that is not included in Interim Paid UNL shall constitute Ultimate Net Loss under this Agreement);
(b)Unallocated loss adjustment expenses;
(c)Any increased liability or obligation arising out of or relating to any SP Contract that is terminated, modified, amended or with respect to which any provision is waived by the Cedent (or any of its Affiliates or Representatives) on or after the Valuation Date without the prior written consent of or at the written direction of the Reinsurer (or any of its Affiliates or Representatives), except as required by Applicable Law or the express terms of the SP Contract;
(d)Any Taxes imposed on or payable by or on behalf of the Cedent (except liabilities of the Cedent pursuant to the express terms of the SP Contracts);
(e)Any premium based assessments or other guaranty fund assessments;
(f)Any amounts payable under Inuring Reinsurance (other than Inuring Reinsurance Premium included for the Net Subject Premium Adjustment);
(g)Any ex gratia payments made by or on behalf of the Cedent on or after the Valuation Date, unless (i) the Reinsurer has given its prior written consent to such ex gratia payments or (ii) such ex gratia payment is made by or at the express written direction of the Reinsurer; and

(h)Any Extra Contractual Obligations or Loss in Excess of Policy Limits other than Reinsured Extra Contractual Obligations or Reinsured Loss in Excess of Policy Limits (collectively, the foregoing clauses (a) through (h), “Excluded Liabilities”).
Article III
REINSURANCE CONSIDERATION
SECTION III.1Reinsurance Premium. As of the date of this Agreement, the Cedent has prepared and delivered to the Reinsurer an Initial Closing Statement in accordance with Section 2.3(a) of the Master Agreement setting forth the Cedent’s good faith estimate of the Estimated Reinsurance Premium as of the Closing Date, which reflects the Cedent’s good faith estimate of the Interim Paid UNL and the Net Subject Premium Adjustment (as defined in the Master Agreement). On the Closing Date, the Cedent, on behalf of the Reinsurer, shall credit to the Funds Withheld Account an amount equal to the Estimated Reinsurance Premium, in accordance with Section 2.3(b) of the Master Agreement. The Cedent and the Reinsurer shall determine, adjust and settle the Reinsurance Premium and the corresponding amount credited to or debited from the Funds Withheld Account, in accordance with Section 2.4(d) of the Master Agreement.
SECTION III.2Net Subject Premium Adjustment. The Cedent shall calculate the Net Subject Premium Adjustment and credit any amounts due to the Reinsurer to the Funds Withheld Account accordance with Section 4.2(c) hereof.
Article IV
ADMINISTRATION
SECTION IV.1Administration.
(a)The Cedent shall retain ultimate responsibility for the administration of the Subject Business. Notwithstanding the foregoing, concurrently with the execution of this Agreement, the Cedent and the Administrator are entering into an Administrative Services Agreement whereby, on and after the date hereof, the Administrator shall administer the Subject Business (including the supervision of any third party administrators appointed by the Administrator) pursuant to the terms of the Administrative Services Agreement and in compliance with Applicable Law. In the event of the termination of the Administrative Services Agreement in accordance with its terms, the Cedent may delegate any part or all of its rights and obligations to administer the Subject Business to an Affiliate of the Cedent or, with at least ten (10) Business Days’ prior written notice to Reinsurer, to a third party administrator.
(b)In accordance with and subject to the terms of the Administrative Services Agreement, the Administrator shall pay or cause to be paid on a gross basis and without duplication, with funds provided by the Cedent, all amounts payable in respect of the liabilities of the Subject Business. To facilitate such payments, the Cedent shall, on or prior to the first day of each calendar month, fund one or more accounts maintained by the Administrator or its third party administrators with a cash amount equal to the Administrator’s reasonable estimate of the payments to be made from such accounts during such calendar month, which reasonable estimate shall be provided by the Administrator to the Cedent no later than ten (10) calendar days prior to each calendar month. If the Administrator reasonably believes that the funds in the accounts maintained by the Administrator or its third party administrators will be insufficient to make any required payments during such calendar month, the Administrator shall promptly notify the Cedent, and the Cedent shall deposit into such accounts additional amounts requested by the Administrator within two (2) Business Days after receiving the Administrator’s notice.
SECTION IV.2Reports and Settlements.
(a)The Administrator shall provide to the Cedent periodic accounting and other reports with respect to the Subject Business as specified in the Administrative Services Agreement. Without limiting the foregoing, the Reinsurer shall, or shall cause the Administrator to, deliver to the Cedent an Accounting Report with respect to the liabilities of the Subject Business within ten (10) Business Days after the end of each calendar month during the term of this Agreement. Within five (5) Business Days after receiving each such Accounting Report, the Cedent shall advise the Reinsurer in writing of its good faith estimate of the Inuring Reinsurance Recoverables applicable to the payments in respect of the Subject Business set forth in such Accounting Report and the resulting amount of such payments that constitute Covered Losses hereunder (the “Cedent’s IRR Report”).
(b)Any payment, transfer or crediting of amounts due on any Accounting Report that constitute Covered Losses after the application of any Inuring Reinsurance Recoverable shall be made within fifteen (15) Business Days after the delivery by the Cedent of the Cedent’s IRR Report. Any balances due to be paid by the Reinsurer in connection with any monthly settlement shall be payable by the Reinsurer to the Cedent, and any balances due to be paid by the Cedent to the Reinsurer shall be payable by the Cedent to the Reinsurer. Payments not made by offset shall be paid via electronic transfer of funds between the Reinsurer and the Cedent; provided that amounts due from the Reinsurer to the Cedent shall first be paid via withdrawal by the Cedent from the Funds Withheld Account and, after the Funds Withheld Account has been exhausted, payments shall be made directly from the Reinsurer to the Cedent.
(c)Within thirty (30) calendar days after the end of each calendar month, the Cedent shall provide to Reinsurer a report that calculates the Net Subject Premium Adjustment as of the end of such calendar month. The Cedent shall credit any amounts due to the Reinsurer for the Net Subject Premium Adjustment, as reflected in the applicable monthly report, to the Funds Withheld Account.
(d)Following the end of each calendar quarter, the Parties shall review the estimated Inuring Reinsurance Recoverables determined by the Cedent for each month and reported in the Cedent’s IRR Reports during such quarter and discuss in good faith whether any adjustment to such amounts should be made. For the avoidance of doubt, the Parties intend for Inuring Reinsurance Recoverables to include all amounts recoverable under the Inuring Reinsurance regardless of whether such amounts are billed or collected and without regard to whether the terms of such Inuring Reinsurance are amended, waived or commuted after the Valuation Date by any of the parties thereto.

Article V
BOOKS AND RECORDS
SECTION V.1Access to Books and Records.
(a)Upon fifteen (15) calendar days prior written notice, either Party shall: (i) allow the other Party and its designees, either via remote access or during normal business hours and subject to the rules applicable to visitors at the other Party’s offices, generally, the right to examine and make copies, at the requesting Party’s expense, of any Books and Records of the other Party and (ii) allow the requesting Party and its designees to interview Representatives of the other Party, in each case, for any reasonable purpose relating to this Agreement, including the SP Contracts and Covered Losses, including in connection with the requesting Party’s preparation of regulatory and statutory filings (excluding, for the avoidance of doubt, Tax Returns) and financial statements; provided, however, that if any Books and Records are maintained by [*****] or any of the other Party’s Representatives, then the other Party shall undertake commercially reasonable efforts to make such Books and Records available to the requesting Party in accordance with this Section 5.1 (at the requesting Party’s expense). Such access shall not unreasonably interfere with the business operations of the other Party or its Affiliates.
(b)Notwithstanding any other provision of this Agreement to the contrary, a Party shall not be obligated to provide such access to any Books and Records or other information if the Party determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Party to liability for disclosure of sensitive or personal information. The Parties will work in good faith to develop protocols for providing access to the Books and Records in such circumstances. Further, the Parties acknowledge and agree that the disclosure of claims-related information to the Reinsurer in the ordinary course of a reinsurer-insured relationship shall not, absent legal advice to the contrary, be deemed to jeopardize the protection of any attorney-client privilege or expose the Cedent to liability for disclosure of sensitive or personal information for purposes of this Section 5.1(b).
(c)Without limiting anything contained in this Article V, the Reinsurer acknowledges and agrees that the Cedent shall have the right to conduct up to two audits, at its sole cost, as provided herein every year, in the sole discretion of the Cedent (i) for compliance with Applicable Laws or (ii) fraud, claim mismanagement or reputational concerns. Following the conclusion of each audit, the Parties shall resolve any deficiencies identified during the audit pursuant to Section 3 of the Operating Principles. The audit rights contained in this Article V shall not limit any of the Parties’ rights or obligations set forth in the Administrative Services Agreement.
Article VI
DURATION AND TERMINATION
SECTION VI.1Duration and Termination. This Agreement shall commence as of the Effective Date and continue in force until the earliest of such time as the Reinsurer’s liability with respect to Covered Losses terminates, which shall be the earliest of: (i) the date on which the Cedent’s liability with respect to the Subject Business is terminated or extinguished and all amounts due to the Cedent under this Agreement with respect to the Subject Business are paid or otherwise satisfied by the Reinsurer; (ii) the date on which the Aggregate Limit has been exhausted; (iii) the date on which this Agreement is terminated by the mutual written consent of the Parties; or (iv) the date on which this Agreement is recaptured in accordance with Article VII. In the event this Agreement is terminated in accordance with this Section 6.1, the Reinsurer shall be entitled to (x) an amount equal to the credit balance in Funds Withheld Account, if any, and (y) the Cedent shall return any Eligible Letters of Credit previously posted by the Reinsurer.
SECTION VI.2Effect of Termination. Notwithstanding the other provisions of this Article VI, the terms and conditions of Article I, Article XI and the provisions of Sections 15.1, 15.6, 15.7 and 15.8 shall remain in full force and effect after the termination of this Agreement.
Article VII
SPECIAL TERMINATION
SECTION VII.1Recapture Events. Each of the following shall constitute a “Recapture Event”:
(a)the Reinsurer becomes (whether voluntarily or otherwise) insolvent, or becomes the subject of any liquidation, rehabilitation, receivership, supervision, conservation, or bankruptcy action or similar or comparable proceeding (whether judicial or otherwise) or has proposed a scheme of arrangement or similar or comparable procedure;
(b)the Reinsurer fails to (i) provide Eligible Letters of Credit having a face amount at least equal to the Collateral Funding Amount if required in accordance with the terms of this Agreement, (ii) pay the Cedent any amount due under this Agreement, or (iii) perform or observe any of the other material terms and conditions of this Agreement; provided that in the case of the foregoing clauses (i), (ii) and (iii), such failure continues for thirty (30) calendar days after the Cedent notifies the Reinsurer in writing of such failure; or
(c)the Cedent does not obtain Full Statutory Reserve Credit for the reinsurance under this Agreement and the inability to obtain such Full Statutory Reserve Credit continues for more than thirty (30) calendar days provided, however, that a “Recapture Event” under this clause (c) shall not include any such event that (i) is curable using commercially reasonable efforts by the Cedent but is not cured or (ii) constitutes a breach of Applicable Law by the Cedent.
SECTION VII.2Recapture Effective Time. Following the occurrence of any Recapture Event, the Cedent shall have the right, but not the obligation, to recapture in full the Reinsurer’s liability for the Covered Losses, by giving written notice to the Reinsurer within one (1) year of the Cedent becoming aware of such Recapture Event so long as such Recapture Event is then continuing. Any notice of recapture shall state the effective date and time of the recapture (the “Recapture Effective Time”).

SECTION VII.3Payment of Recapture Amount. Following any notice of recapture pursuant to Section 7.2, the Cedent shall deliver or cause to be delivered to the Reinsurer within thirty (30) Business Days after the Recapture Effective Time, a Terminal Accounting and Settlement Report. Within ten (10) Business Days after the finalization of such Terminal Accounting and Settlement Report pursuant to this Article VII, the Recapture Amount specified in the Terminal Accounting and Settlement Report shall be payable to the Cedent by the Reinsurer. The Funds Withheld Account Balance shall be reduced to settle balances due to the Cedent hereunder, with any remaining balance being paid by the Reinsurer to the Cedent by wire transfer of immediately available funds into an account designated by the Cedent. Following the payment of any such remaining balance, any Eligible Letters of Credit posted by the Reinsurer hereunder shall be returned by the Cedent to the Reinsurer. The payment of the Recapture Amount upon recapture shall constitute a complete and final release of the Reinsurer and the Cedent in respect of any and all known and unknown present and future obligations or liability of any nature to the Cedent or the Reinsurer, respectively, under this Agreement.
SECTION VII.4Inspection Rights. After receipt by the Reinsurer from the Cedent of the Terminal Accounting and Settlement Report provided for in Section 7.3, and until such time as such reports are finalized, the Reinsurer and its Representatives shall have, upon reasonable prior written notice, access during normal business hours to the working papers of the Cedent relating to such reports and items set forth thereon. The Reinsurer shall have the right to review such report and comment thereon for a period of thirty (30) Business Days after receipt of such reports. Any changes in such reports that are agreed to by the Parties within such thirty (30) Business Day review period shall be incorporated into the final reports. In the event the Reinsurer does not dispute such reports within such thirty (30) Business Day review period, such reports shall be deemed final.
SECTION VII.5Dispute Resolution for Termination and Recapture Matters.
(a)If the Reinsurer reasonably disagrees with the Terminal Accounting and Settlement Report, the Reinsurer may, within thirty (30) calendar days after receipt of the Terminal Accounting and Settlement Report, deliver a notice of disagreement (a “Notice of Disagreement”) to the Cedent which specifies in reasonable detail each item that the Reinsurer in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If the Reinsurer does not deliver a Notice of Disagreement within such thirty (30) day period, then the amounts provided in the Terminal Accounting and Settlement Report shall be final, binding and conclusive on the Cedent and the Reinsurer.
(b)If a Notice of Disagreement is timely delivered pursuant to Section 7.5(a), the Cedent and the Reinsurer shall, during the fifteen (15) calendar days following the receipt of such Notice of Disagreement by the Cedent (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the Disputed Items. If, by the end of the Resolution Period, the Cedent and the Reinsurer are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to a nationally recognized independent actuarial firm that is mutually acceptable to the Cedent and the Reinsurer; provided, however, that if the Cedent and the

Reinsurer are unable to select such accounting firm within fifteen (15) Business Days, either Party may request that the American Arbitration Association appoint within ten (10) Business Days of such request a nationally recognized independent actuarial firm (the “Actuarial Firm”) which shall promptly review this Agreement and the Unresolved Items. The Actuarial Firm shall issue its written determination with respect to each Unresolved Item and calculate the Recapture Amount on the basis of such determination within thirty (30) calendar days after the Unresolved Items are submitted for review to the Actuarial Firm. Each Party shall use commercially reasonable efforts to furnish to the Actuarial Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Actuarial Firm may request. The determination of the Actuarial Firm shall be final, binding and conclusive on the Cedent and the Reinsurer. The fees, expenses and costs of the Actuarial Firm incurred in rendering any determination pursuant to this Section 7.5 shall be split equally between the Cedent and the Reinsurer.
(c)Following final resolution of the Terminal Accounting and Settlement Report, whether by the absence of timely delivery of Notice of Disagreement or pursuant to Section 7.5(b), the Recapture Amount shall be paid by the Reinsurer to the Cedent in accordance with the requirements of Section 7.3 hereof. The amount of any payment to be made pursuant to this Section 7.5 shall bear interest from the date of the Actuarial Firm’s determination of the Recapture Amount but excluding the date of payment at a rate per annum equal to [*****] percent ([*****]%) during the period from such determination date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
Article VIII
INSOLVENCY
SECTION VIII.1Insolvency of the Cedent.
(a)The Reinsurer hereby agrees that, if an Insolvency Event occurs in respect of the Cedent, all amounts due to the Cedent under this Agreement shall be payable on the basis of the claims allowed against the Cedent by any court of competent jurisdiction or by any Insolvency Practitioner appointed in respect of the Cedent having authority to allow such claims, without diminution because of that Insolvency Event, or because that Insolvency Practitioner has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this Section 8.1 shall be made directly to the Cedent or to the Insolvency Practitioner appointed in respect of the Cedent, except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Cedent. Under no circumstances shall the Reinsurer’s liability hereunder be accelerated or enlarged by the insolvency of the Cedent.
(b)It is agreed and understood, however, that in the event of the insolvency of the Cedent, the liquidator, receiver or statutory successor of the Cedent shall give written notice of the pendency of a claim against the Cedent for a reinsured liability within a reasonable period of time after such claim is filed in the insolvency, liquidation or rehabilitation proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Cedent or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Cedent solely as a result of the defense undertaken by the Reinsurer.
Article IX
FUNDS WITHHELD ACCOUNT
SECTION IX.1Funds Withheld Account. On the Closing Date, the Cedent shall establish a notional funds withheld account on its books and records (the “Funds Withheld Account”). The Funds Withheld Account shall be clearly designated as a segregated account on the books, records and information systems of the Cedent. The Funds Withheld Account shall serve as collateral for payment of the Reinsurer’s obligations for payment of Covered Losses and all other amounts with respect to the Subject Business due from the Reinsurer to the Cedent under this Agreement.
SECTION IX.2Funds Withheld Account Balance. On the Closing Date, the balance of the Funds Withheld Account shall be equal to the Estimated Reinsurance Premium, and shall be (i) adjusted after the Closing in accordance with Section 2.4(d) of the Master Agreement and (ii) thereafter on a monthly basis in accordance with Section 4.2(b) and Section 4.2(c) of this Agreement.
SECTION IX.3Funds Withheld Account Excess. Beginning with the quarter ended December 31, 2025, if at the end of a calendar quarter during the term of this Agreement the credit balance on the Funds Withheld Account exceeds the Carried Reserves at the end of such quarter, then the Cedent shall pay to the Reinsurer, within fifteen (15) Business Days following the Reinsurer’s written request therefor following the end of such quarter, an amount equal to such excess, provided that the Funds Withheld Account shall be reduced by the same amount. In the event that the Reinsurer and the Cedent disagree on the amount of Carried Reserves as of the end of any calendar quarter, the Reinsurer may deliver written notice to the Cedent of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. If the Parties are unable to resolve any such foregoing disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Cedent, the Parties shall jointly request the Actuarial Firm to determine the proper amount of the Carried Reserves. The Actuarial Firm must make a determination and final report with respect to Carried Reserves within thirty (30) calendar days of being retained. The Actuarial Firm’s determination of the proper amount of the Carried Reserves shall be final and binding upon the Parties. The Cedent and the Reinsurer shall each pay one-half of the Actuarial Firm’s fees, costs and expenses associated with such determination.
SECTION IX.4Interest Credit. From the Effective Date, the Cedent shall calculate interest on the Funds Withheld Account each calendar quarter on the basis of a 365-day year and the actual number of days elapsed in such quarter, utilizing a quarterly rate of [*****]% (being equal to an effective annual rate of [*****]%) applied to the average daily balance of the Funds Withheld Account for such quarter (the “Interest Credit”) and shall pay the Interest Credit to the

Reinsurer within fifteen (15) Business Days following the end of each calendar quarter; provided that the first payment of Interest Credit shall not be made until after the end of the calendar quarter ending October 1, 2024 and shall include the Interest Credit accrued from the Effective Date until the end of the calendar quarter ending on October 1, 2024.
SECTION IX.5Funds Withheld Account Deductions. The balance of the Funds Withheld Account shall also be reduced from time to time as provided in Articles IV and VII and Section 9.3.
Article X
SECURITY
SECTION X.1Security. To the extent the Guarantee is not in effect or the Cedent does not receive Equivalent Capital Credit for the Guarantee, the Reinsurer’s obligations under this Agreement to the Cedent shall be secured in part by the posting of Eligible Letters of Credit in accordance with this Article X. If the Guarantee is in effect and the Cedent receives Equivalent Capital Credit for the Guarantee, then the remainder of this Article X shall be of no effect and the Parties shall have no rights or obligations thereunder.
SECTION X.2Eligible Letters of Credit.
(a)The Cedent shall provide to the Reinsurer a report (each, a “Funding Report”) specifying the amount of the Carried Reserves and the value of the Funds Withheld Account as of the end of each calendar quarter. Each Funding Report shall be provided no later than thirty (30) calendar days following the Cedent’s receipt of the Accounting Report with respect to the last month of such calendar quarter. If the Carried Reserves exceed the value of the Funds Withheld Account by more than USD $[*****], then the Reinsurer shall provide Eligible Letters of Credit to the Cedent having a face amount (together with any Eligible Letters of Credit previously provided by the Reinsurer under this Section 10.2(a)) equal to the Carried Reserves minus the value of the Funds Withheld Account (the “Collateral Funding Amount”) within fifteen (15) calendar days after receipt of such report. Beginning with the quarter ending December 31, 2025, if at the end of any calendar quarter the face amount of such Eligible Letters of Credit exceeds the Collateral Funding Amount, then the Reinsurer shall be entitled to replace or amend such Eligible Letters of Credit so that their face amount equals the Collateral Funding Amount, provided that if the Collateral Funding Amount is less than USD $[*****], the Cedent shall return all Eligible Letters of Credit to the Reinsurer within fifteen (15) calendar days of delivery of such report.
(b)In the event that the Reinsurer disagrees with a calculation of the Collateral Funding Amount, the Reinsurer may deliver written notice to the Cedent of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. If the Parties are unable to resolve any such foregoing disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Cedent, the Parties shall jointly request the Actuarial Firm to determine the Collateral Funding Amount. The Actuarial Firm must make a determination and final report with respect to the disputed amount(s) within thirty (30) calendar days of being retained. The Actuarial Firm’s determination of the Collateral Funding Amount shall be final and binding upon the Parties. The Cedent and the Reinsurer shall each pay one-half of the Actuarial Firm’s fees, costs and expenses associated with such determination. After a final and binding resolution of any dispute described in this Section 10.2(b) is reached, the Parties agree to make any necessary adjustments to the Eligible Letters of Credit provided by the Reinsurer as contemplated under Section 10.2(a) based on such resolution.
SECTION X.3Draw upon Eligible Letters of Credit.
(a)The Parties agree that the Eligible Letters of Credit may only be drawn upon by the Cedent, or any successor by operation of law of the Cedent including any liquidator or rehabilitator, receiver or conservator of the Cedent, without diminution because of insolvency on the part of the Cedent or the Reinsurer, for one or more of the following purposes:
(i)to pay for the Reinsurer’s share of Covered Losses when due under this Agreement after the Funds Withheld Account has been exhausted;
(ii)where the Cedent has received notification of the termination of such Eligible Letters of Credit and where the Reinsurer’s entire obligations under this Agreement remain unliquidated and undischarged ten (10) calendar days prior to the date of such termination, to fund an account with the Cedent in an amount at least equal to the deduction, for reinsurance ceded hereunder, from the Cedent’s liabilities for the Covered Losses; and
(iii)to pay any other amounts due and payable by the Reinsurer under this Agreement.
(b)The Cedent shall return to the Reinsurer, within five (5) Business Days, amounts drawn from the Eligible Letters of Credit in excess of all amounts due under Section 10.3(a)(i) and (iii), or, in the case of Section 10.3(a)(ii), amounts that are subsequently determined not to be due. Any such excess amount shall at all times be held by the Cedent (or any successor by operation of law of the Cedent, including any liquidator, rehabilitator, receiver or conservator of the Cedent) in trust for the sole and exclusive benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Cedent for the sole purpose of funding the payments and reimbursements described in paragraphs (i) and (iii) of Section 10.3(a). The Cedent shall pay interest in cash to the Reinsurer on the amount withdrawn, equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account.
SECTION X.4Return upon Termination. Promptly following termination of this Agreement and payment of the full amount due the Cedent and the Reinsurer, as applicable, the Cedent shall return to the Reinsurer all Eligible Letters of Credit posted hereunder.

Article XI
SALVAGE AND SUBROGATION
SECTION XI.1Salvage and Subrogation. The Reinsurer shall be subrogated to all rights of the Cedent against any Person or other entity who may be legally responsible in damages constituting Covered Losses for which the Reinsurer shall actually pay, or become liable to pay, on or after the Effective Date (but only to the extent of the amount of payment by, or the amount of liability of, the Reinsurer).
SECTION XI.2Expenses. In determining the amount of salvage or subrogation, there shall first be deducted from any amount recovered the out-of-pocket expenses incurred by the Cedent in effecting the recovery (including, without limitation, all court, arbitration, mediation or other dispute resolution costs, attorneys’ fees and expenses but excluding overhead, salaries and expenses of officers and employees of the Cedent and similar internal costs), except to the extent otherwise paid or reimbursed by the Reinsurer hereunder. All amounts recovered in connection with salvage and subrogation net of expenses pursuant to this Section 11.2 shall be referred to as “Salvage.”
Article XII
REGULATORY REQUIREMENTS
SECTION XII.1Regulatory Requirements. It is understood and agreed that any term or condition required by the domiciliary Governmental Authority of the Cedent under Applicable Law to be included in this Agreement shall be deemed to be incorporated in this Agreement by reference. Furthermore, the Parties agree to amend this Agreement or enter into other agreements or execute additional documents as needed to comply with Applicable Law and/or the requirements of the domiciliary Governmental Authority of the Cedent. The Reinsurer shall not be liable to provide any coverage or make any payment hereunder if such coverage or payment would be in violation of any Applicable Law related to economic or trade sanctions.
Article XIII
ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS
SECTION XIII.1Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as possible after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (i) the failure of any Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (ii) such failure to comply is promptly rectified after discovery, both Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

SECTION XIII.2Cooperation. The Parties shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing any additional information and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.
SECTION XIII.3Regulatory Matters.
(a)If the Cedent or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to, the reinsurance provided hereunder, the Cedent or the Reinsurer, as applicable, shall promptly notify the other Party thereof to the extent permitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.
(b)At all times during the term of this Agreement, each Party respectively, agrees that it shall hold and maintain all licenses and authorizations required under Applicable Law to perform its respective obligations under this Agreement and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations.
SECTION XIII.4Changes to Existing Agreements. In accordance with Section 1 of the Operating Principles, the Cedent shall not (and shall cause its Affiliates not to) amend or waive the terms of any of the SP Contracts without the prior written consent of the Reinsurer, except (i) by reason of the requirements of any regulatory authority having jurisdiction over the Cedent, or (ii) as otherwise required by Applicable Law or the express terms of any such SP Contract.
Article XIV
INDEMNIFICATION
SECTION XIV.1Reinsurer’s Obligation to Indemnify. The Reinsurer shall indemnify, defend and hold the Cedent and its Affiliates and each of their respective Representatives harmless from and against any and all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages (“Damages”) actually incurred by the Cedent to the extent arising from (i) any breach of the covenants or obligations of the Reinsurer contained in this Agreement and (ii) any successful enforcement of this indemnity. Nothing herein shall be construed to require the Reinsurer to indemnify the Cedent to the extent any Damages are attributable to any acts or omissions on the part of the Cedent or any of its Affiliates or Representatives, unless the Cedent or any such Affiliate or Representative is acting at the express written direction or written request of the Reinsurer (or any of its Affiliates or Representatives).

SECTION XIV.2Cedent’s Obligation to Indemnify. The Cedent shall indemnify, defend and hold the Reinsurer and its Affiliates and each of their respective Representatives harmless from and against any and all Damages actually incurred by the Reinsurer to the extent arising from (i) any breach of the covenants or obligations of the Cedent contained in this Agreement, and (ii) any successful enforcement of this indemnity. Nothing herein shall be construed to require the Cedent to indemnify the Reinsurer to the extent any Damages are attributable to any acts or omissions on the part of the Reinsurer or any of its Affiliates or Representatives, unless the Reinsurer or any such Affiliate or Representative is acting at the express written direction or written request of the Cedent (or any of its Affiliates or Representatives).
Article XV
MISCELLANEOUS PROVISIONS
SECTION XV.1Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested; (ii) delivered by overnight express mail; or (iii) delivered by electronic mail (unless the sender of such electronic mail receives a notice that such electronic mail is undeliverable or otherwise has not been received by the intended recipient(s)) to:
if to the Cedent:
SiriusPoint America Insurance Company
285 Fulton Street, Suite 47J
One World Trade Center
New York, NY 10007
Attn:    Linda S. Lin, Chief Legal Officer
Email:    linda.lin@siriuspt.com; legaldepartment@siriuspt.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-10011
Attn:    Vikram Sidhu
Email:    vsidhu@mayerbrown.com
if to the Reinsurer:
Clarendon National Insurance Company
150 Second Avenue North, 3rd Floor
St. Petersburg, FL 33701
Attn:    Peter Calleo, Head of US Corporate Legal
Email:    peter.calleo@enstargroup.com

with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
1735 Market Street, Floor 23
Philadelphia, PA 19103
Attn:    Robert C. Juelke
Email:    bob.juelke@hoganlovells.com
Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 15.1.
SECTION XV.2Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Agreements and any other documents delivered pursuant thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
SECTION XV.3Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of either Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop either Party from thereafter demanding full and complete compliance nor prevent either Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
SECTION XV.4Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Party shall be invalid ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties.
SECTION XV.5Headings. The headings of the Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.
SECTION XV.6Dispute Resolution.
(a)Any dispute or difference arising out of or relating to this Agreement, the performance of the duties and obligations arising under this Agreement, or its termination, including any dispute regarding the applicability, interpretation, scope, or enforceability of this arbitration provision, shall be settled by binding arbitration and each Party agrees that it hereby waives its right to seek remedies in court, including the right to a jury trial. If more than one arbitration is initiated with respect to any of the Transaction Agreements, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first-initiated arbitration proceeding and shall occur in New York City, New York or another location if mutually agreed. Subject to any express provisions of this Section 15.6, the arbitration will be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and the Parties agree that the arbitral award by the arbitrators shall be final and binding on the Parties. The Parties acknowledge that this Agreement evidences a transaction in commerce, and thus the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., shall govern the applicability, interpretation, scope, and enforcement of this agreement to arbitrate.
(b)The arbitration panel will consist of two (2) disinterested party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other Party sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration, including a description of the factual basis for the dispute, the claims being asserted and the specific relief sought.
(c)Each Party shall choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) calendar days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then agree on an impartial umpire within thirty (30) calendar days of their appointment. The arbitrators and umpire shall be active or retired officers of insurance or reinsurance companies and disinterested in the Cedent, the Reinsurer (or the Affiliates of either Party) and the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a Party.
(d)If the two (2) arbitrators do not agree on an umpire within sixty (60) calendar days of their appointment, the umpire shall be chosen in accordance with the procedures set forth in this Section 15.6(d). The Cedent and the Reinsurer shall each exchange within ten (10) calendar days thereafter five (5) names of individuals who are qualified to serve hereunder. Within seven (7) calendar days of the exchange of names, the Parties will agree an umpire questionnaire to be sent to the umpire candidates by the party arbitrators. Umpire candidates must return a fully completed questionnaire to the Parties within fourteen (14) calendar days from when the questionnaire was sent. If any individual fails to return a questionnaire within the required time period or refuses to serve, the Party whose candidate did not respond or cannot serve, shall within five (5) calendar days from the expiration of the period for return of the questionnaire or notice of the refusal to serve, replenish its candidate pool to five (5) individuals who could be qualified to serve hereunder and who shall answer the umpire questionnaire sent with the request to serve, within fourteen (14) calendar days from it being sent. After completion of this process, if there is one common individual chosen by the Parties, that individual shall serve as umpire. If there is more than one common individual chosen by the Parties, the Parties, unless they then agree to one individual, shall draw lots from among those chosen, and the individual chosen by lot shall act as umpire. If there are no common individuals chosen by the Parties, each shall rank each of ten (10) selected names in order of preference, with the number “1” being the most preferred and shall simultaneously notify the other Parties of such ranking on a mutually agreed date and time. The individual with the lowest total numerical ranking shall act as umpire. If the ranking results in a tie, the Parties shall draw lots from among the individuals tied for the lowest total numerical rank, and the individual chosen by lot shall act as umpire.
(e)The arbitration hearings shall be held in New York City, New York or another location if mutually agreed. Each Party shall submit its case to the arbitration panel within sixty (60) calendar days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel.
(f)Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. To the greatest extent permitted by Applicable Law, the arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated; provided, that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.
(g)Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any Action concerning a dispute, except (x) for enforcement pursuant to the FAA, (y) to confirm, restrict, vacate or modify an arbitral decision pursuant to the FAA, or (z) for interim relief as provided in subsection (h) below.
(h)Notwithstanding any other provision to the contrary herein, and without waiver of any right to arbitrate a dispute, either Party may seek a temporary restraining order or preliminary injunctive relief if necessary to preserve the status quo ante or prevent an irreparable harm pending determination of the dispute in arbitration. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity in arbitration.
SECTION XV.7Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.
SECTION XV.8Enforcement of Arbitration Award; Service of Suit.
(a)Nothing is this Section 15.8 will be construed to override the provisions of Section 15.6. This Section 15.8 is intended as an aid to compel arbitration, or enforce such arbitration, or arbitral award, and not as an alternative to Section 15.6 for resolving disputes arising out of this Agreement.

(b)In the event of the failure of the Cedent to perform its obligations under Section 15.6 (including under a binding arbitral award), or if the Reinsurer seeks confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Reinsurer shall have the right to submit, and the Cedent hereby agrees to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Cedent’s rights to, solely in connection with such Action brought by the Reinsurer under this Section 15.8 or the Cedent’s rights under this Section 15.8, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Cedent, once the appropriate court is selected, whether such court is the one originally chosen by the Reinsurer and hereby accepted by the Cedent or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Cedent pursuant to this Section 15.8, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.
(c)Unless the Cedent designates a different party in writing, service of process in any suit relating to this Agreement may be made upon Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020-10011, which is hereby authorized and directed to accept service of process on behalf of the Cedent in any such suit.
(d)In the event of the failure of the Reinsurer to perform its obligations under Section 15.6 (including under a binding arbitral award), or if the Cedent seeks confirmation, vacatur, or modification of the binding arbitral award pursuant to the FAA, the Cedent shall have the right to submit, and the Reinsurer hereby agrees to waive any jurisdictional challenge to such submission to the jurisdiction of courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction for appeals from any of the foregoing; provided that nothing in the foregoing constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to, solely in connection with such Action brought by the Cedent under this Section 15.8 or the Reinsurer’s rights under this Section 15.8, commence an Action in any court of competent jurisdiction in the United States, to remove an Action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Cedent and hereby accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer pursuant to this Section 15.8, shall abide by the final decision of such court or of any appellate court in the event of an appeal. In any such action under this subsection, the Parties agree that, to the greatest extent permitted by Applicable Law, to waive any right to trial by jury.

(e)Unless the Reinsurer designates a different party in writing, service of process in such suit may be made upon Enstar (US) Inc. at 150 Second Avenue North, 3rd Floor, St. Petersburg, Florida 33701, Attention: Litigation Department, which is hereby authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.
SECTION XV.9No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
SECTION XV.10Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by facsimile, email (with PDF attachment), DocuSign or other electronic transmission, which shall be deemed delivery of an originally executed document.
SECTION XV.11Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
SECTION XV.12Offset. The Reinsurer and the Cedent may offset any balance or amount due from one Party to the other Party under this Agreement. This Section 15.12 shall apply, to the fullest extent permitted by Applicable Law, notwithstanding the initiation or commencement of an Insolvency Event by, involving or against the Reinsurer or the Cedent.
SECTION XV.13Waiver of Duty of Utmost Good Faith. Each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection only with the formation of this Agreement or any Transaction Agreements.
SECTION XV.14Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties.

SECTION XV.15Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa (including, without limitation, with respect to terms which are defined in Article I or elsewhere in this Agreement), and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (d) references to “$” or “USD” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) except as otherwise provided herein, references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) a reference to an agreement or other document includes amendments or restatements of such agreement or other document; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. This Agreement shall take precedence over any Schedules hereto, to the extent of any conflict.
SECTION XV.16Representation. Each Party represents and warrants to the others that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such Party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.
(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

SIRIUSPOINT AMERICA INSURANCE COMPANY
By:/s/ Paul Mihulka
Name: Paul Mihulka
Title: President

CLARENDON NATIONAL INSURANCE COMPANY
By:/s/ Robert Redpath
Name: Robert Redpath
Title: Senior Vice President